[Marmion Industries Corp. letterhead[

                                LETTER OF INTENT

      This letter of intent, dated as of November 22, 2005, will serve to outline a proposed distribution agreement by and between Marmion Industries Corp., a Nevada corporation ("Marmion") and M/S Al Dunia International, a Kuwait corporation ("M/S Al Dunia").

                                    RECITALS

      A. Marmion designs, manufactures and markets custom made industrial air conditioning equipment (the "Products").

      C. Marmion is willing to grant, and M/S Al Dunia desires to acquire, an exclusive right to distribute the Products in the countries of Kuwait, Quatar, Saudi Arabia, Beharin, and the United Arab Emirates (each a "Territory" and collectively the "Territories").

                                      TERMS

      This letter of intent shall be binding on both parties; provided, however, that the parties agree to negotiate in good faith, on an exclusive basis, for the purpose of entering into one or more definitive agreements (the "Definitive Agreements") with respect to the subject matter of this letter of intent. It is understood that the Definitive Agreements, when executed, shall supersede this letter of intent.

      1. GRANT OF DISTRIBUTION RIGHT. On the terms and conditions set forth in the Definitive Agreement, Marmion shall grant to M/S Al Dunia the exclusive right to distribute, market, and sell the Products in the Territories. The parties agree that Marmion may sell Products outside of the Territories, even if such Products are ultimately re-sold or otherwise up being used within the Territories, and such sales shall not be covered by the distribution right to be granted under the Definitive Agreements.

      2. TRANSFER PRICE. Marmion will manufacture and sell the Products to M/S Al Dunia at a transfer price equal to 89% of the gross sales price of the Products.

      3. CONSIDERATION. In consideration of the distribution rights to be granted and Marmion's other obligations under the Definitive Agreements, M/S Al Dunia agrees that, upon receipt of all required regulatory approvals, M/S Al Dunia will use it best efforts to market and sell the Products in the


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Territories. M/S Al Dunia will be responsible to maintain the purchase requirements set forth on Exhibit A hereto in order to retain the exclusive right to sell the Product.

      YEAR -1     YEAR--2     YEAR--3     YEAR--4     YEAR--5
      $300,000    $400,000    $500,000    $750,000    $1,000,000

      4. REGULATORY APPROVALS. M/S Al Dunia intends to seek, and shall be solely responsible for, all regulatory approval within each of the Territories for its distribution within the Territories of the Products.

      5. TERM. Unless earlier terminated pursuant to this letter of intent and/or the Definitive Agreements, the distribution rights shall expire five (5) years after the date of the Definitive Agreements.

      6. DEFINITIVE AGREEMENTS. Beginning after the date of this letter of intent, the parties will use their best efforts to negotiate and enter into the Definitive Agreements by January 1, 2006. Such Definitive Agreements shall contain the terms and conditions of this letter of intent and the normal and customary representations, warranties, indemnities and other terms and conditions as are customary in agreements relating to a transaction in the nature of the transactions proposed herein. The Definitive Agreements shall be subject, in all respects, to the approval of all parties thereto.

      7. FEES AND EXPENSES. Marmion and M/S Al Dunia shall each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the Definitive Agreements. Marmion and M/S Al Dunia shall each pay any commission or finder's fee or similar amount incurred by them by agreement or otherwise for retaining or consulting any broker, finder or investment banker in connection with the transactions contemplated by this letter.

      8. CONFIDENTIALITY. Each of the parties hereto agrees that all confidential information obtained by them in the course of negotiating the Definitive Agreements and conducting the due diligence investigation regarding the Definitive Agreements as described above will be used solely for the purpose of negotiating and consummating the Definitive Agreements, will be held in strictest confidence by each of the parties hereto and their agents and will be divulged only to those directors, officers, employees and agents of the parties hereto, including legal counsel, accountants and financial advisers, who have a need to know such information in strictest confidence. Each party hereto shall direct such directors, officers, employees and agents to treat such information confidentially and shall advise such persons of the confidential nature of such information. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing such confidential information should the transactions contemplated herein not occur.


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      9. MISCELLANEOUS. This letter of intent contains the entire agreement between us and correctly sets forth the rights and duties of each of the parties to each other as of this date, and may not be modified, altered or changed in any manner whatsoever, except by a written agreement signed by all of the parties hereto. This letter of intent may be executed in two or more counterparts, each signed by one of the parties and all of said counterparts together shall constitute one and the same instrument. The parties agree that facsimile signatures may be relied upon by each of the parties hereto as original signatures. This Letter of Intent shall be construed and interpreted in accordance with the governed and enforced in all respects by the laws of the State of California.


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      The parties hereto have executed this letter of intent as of the date first written above.


                                        M/S AL DUNIA INTERNATIONAL

                                        By /s/ Sheikh Ali N. Khazal
                                           -------------------------------------
                                               Sheikh Ali N. Khazal
                                               General Manager


                                        MARMION INDUSTRIES CORP.

                                        By /s/ Wilbert H. Marmion
                                           -------------------------------------
                                               Wilbert H. Marmion
                                               President


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